EXHIBIT 99.1

NEWS RELEASE

FOR FURTHER INFORMATION,
PLEASE CONTACT:
Public and Investor Relations
Post Office Box 149151
Austin, Texas 78714-9151
Corporate@citizensinc.com
(512) 837-7100
CITIZENS, INC. ANNOUNCES NEW PRESIDENT
Austin, Texas – July 17, 2007 – Citizens, Inc. (NYSE: CIA) today announced that Rick D. Riley, age 53, its Vice Chairman, has also been appointed President of the Company. Mr. Riley succeeded Mark A. Oliver, who resigned as an officer and director to pursue other opportunities.
Harold E. Riley, founder and Chairman of the Board of the Company, stated “We are grateful to Mark for his years of service to Citizens, Inc.”
Oliver stated, “I wish Citizens and its employees well and I believe the Company will be able to continue its history of success.”
Rick Riley has served Citizens in numerous capacities over the past 20 years, including serving as its Vice Chairman since 2000.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, along with the acquisition of other life insurance companies.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2005 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
Executive Office · P.O. Box 149151 · Austin, Texas 78714-9151 · Phone 512 837-7100